Exhibit 99.1

         WALTER INDUSTRIES OUTLINES NEXT STEPS IN ITS TRANSFORMATION AND
                             VALUE CREATION PROGRAM

     IPO AND SPIN-OFF OF WATER PRODUCTS BUSINESS DESIGNED TO UNLOCK VALUE BY
                CREATING 'PURE PLAY' WATER INFRASTRUCTURE COMPANY

         WALTER INDUSTRIES TO BE ESSENTIALLY A 'PURE PLAY' COAL COMPANY
               FOLLOWING WATER PRODUCTS BUSINESS IPO AND SPIN-OFF

TAMPA, Fla., Oct. 21 /PRNewswire-FirstCall/ -- In connection with its ongoing evaluation and implementation of strategic alternatives, the Board of Directors of Walter Industries, Inc. (NYSE: WLT) today announced its plan to undertake an initial public offering and spin-off of its Water Products business to unlock shareholder value by creating a "pure play" water infrastructure company and a predominantly "pure play" coal company.

The IPO is expected to take place early next year, with a subsequent tax- free spin-off to Walter shareholders of the Company's remaining stake in its Water Products business. The recently acquired Mueller Water Products and Walter Industries' U.S. Pipe and Foundry businesses together constitute the Company's Water Products business.

Following the spin-off, the Company's operations will consist predominantly of Jim Walter Resources, its performance leading coal and natural gas unit. Walter's Homebuilding and Financing businesses would also be a part of that enterprise. This post-spin structure will broaden the range of additional value creation opportunities for the coal and natural gas business and the Board is committed to building on those opportunities.

The Board's decision to create what are essentially "pure play" investment opportunities is the next step in a process that has been undertaken with great care and deliberation over time. This decision has been foreshadowed in several recent initiatives that underline its recognition of the need to move quickly, yet at the same time to focus on critical financial, tax and other considerations that are essential to successful implementation and are precursors to additional value creation actions. The acquisition of Mueller Water Products, which was announced in June, significantly augmented the breadth and scale of Walter's U.S. Pipe and Foundry business. The Company structured and financed the acquisition in order to maintain strategic flexibility in respect to its portfolio of businesses. The Board also recruited a new CEO, Greg Hyland, who joined the Company on Sept. 16. With the closing of the Mueller transaction on Oct. 3, the Board has determined, in consultation with its financial, tax and other advisors, that the Company is now in a position to move forward with its strategy of the IPO and spin-off of the Water Products business, which should provide a meaningful catalyst for further value creation over the near and long term for the benefit of all of the Company's shareholders.

Chairman and CEO Gregory E. Hyland said, "I joined Walter with the understanding that we were moving forward swiftly with a specific, multi-step value creation program, and today's announcement reinforces the enormous opportunities as well as the momentum we have to achieve our goals. Our Board and management team are totally committed to this next critical phase in our efforts."

In regard to the Homebuilding and Financing businesses, Walter Industries' Board and management are focused on returning the Homebuilding business to profitability, but the Board remains open to considering strategic alternatives subject to financial, tax and other considerations.

The Board said its value creation program would continue to receive the full attention of the entire Board and management team. Although a recent shareholder recommendation generally tracks Walter's plan, the Company has already initiated a more expeditious implementation of a strategic plan to separate its businesses that takes into account financial, tax and other consequences. The Board also noted that it believes a consent solicitation would be highly counterproductive -- delaying the implementation of the strategic initiatives, expending the Company's financial and management resources, and distracting attention from the value creation process that is already well underway.

Management will discuss these developments at its earnings conference call already scheduled for Thursday, Oct. 27 at 9 a.m.

Walter Industries, Inc. is a diversified company with annual revenues of $2.7 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Hersey Meters, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,600 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com .

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             10/21/2005
    /CONTACT: Investors, Joseph J. Troy, Sr. Vice President, +1-813-871-4404, or jtroy@walterind.com, or Media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter Industries/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /
    (WLT)